Exhibit 99.1

New Oriental Energy & Chemical Reports Narrowed Loss In Third
Quarter As Fertilizer Segment Recorded Small Gross Profit

Sees Resumption of DME Sales in 'Near Future' But Delays Completion of
New Methanol/DME Plant Until June, 2010

Xinyang, China—(February 16, 2010) - New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) (the "Company"), a China-based specialty chemical and emerging coal-based alternative fuel manufacturer, reported today a narrowed loss of $(1,616,408) for the third quarter of fiscal year 2010, compared with a loss of $(2,130,827) in the same period last year, and a loss of $(3,155,659) in its second quarter this year.

While revenues in the third quarter ended December 31, 2009 declined to $8,770,449 compared to $10,614,418 in the same period last year, they increased $1,217,334 or 16% from the second quarter this year, primarily due to increased methanol sales.

For the nine months ended December 31, 2009 the Company reported revenues of $24,704,321 compared with $40,533,491 in the first nine months of the previous fiscal year.  The net loss of $(7,940,922) in the first nine months this year compared with a net loss of $(1,858,266) in the same period in fiscal 2009.  The decline in three month and nine month revenues was a consequence of the Company’s decision to temporarily halt the production and sale of DME until market conditions improve.  Losses in these periods stemmed from first half losses in the Company’s fertilizer business and increased losses on higher methanol sales where pricing could not match increases in production costs.

Fertilizer Turnaround

A turnaround in the Company’s fertilizer business was reflected in a third quarter gross profit of $467,782, on a small increase in sales, compared with a $(647,098) loss in the same period last year.  The improvement came primarily from improved gross profits in urea which increased to $500,895 compared with a loss of $(532,617) in last year’s third quarter, as the Company was able to capitalize on lower raw material costs and steady demand.

With respect to the Company’s halt in DME sales, the Company has gone through a prolonged period where the economics of producing this coal-based alternative fuel have been unfavorable as reflected, in particular, in relatively low world oil and DME prices and relatively high coal prices in China.  The cleaner, more environmentally sound coal-based DME produced by the Company competes against wide usage in China of LPG for home heating and cooking.  The Company said that in the third quarter it saw increased demand for methanol which it produced to maintain its market position despite negative gross margins.

DME Sales Expected To Resume In The Near Future

Mr. Chen Si Qiang, CEO and Chairman of the Company, stated, “We continue to see progress on the horizon in demand for our alternative fuels and in the dynamics of cost and pricing for producing these more efficient and clean alternatives to LPG, diesel and gasoline.  As such, we believe we will continue to produce methanol and at some point soon resume production of DME when the price for DME increases to over RMB 3,150 per ton in China.  Our aim also is to resume completion of the new methanol/DME facility in June, keeping in mind that we have used cash flow and loans to finance its construction and have had to postpone activity on the plant pending an improved business and financing environment.  Once DME production is resumed, we believe it will take about a year of steady improvement to see normalization in production levels.  Longer term, we still envision a very bright future in China for coal-based DME.”

Liquidity

On January 4, 2010, the Company obtained a short-term bank loan for RMB 16 million (approximately $2.34 million) with an interest rate of 10.08% per annum from Xinyang Commercial Bank, which is due on January 4, 2011.  The Company’s major shareholder has also committed to provide financial assistance of RMB 50 to 80 million (approximately $7.3 to $11.7 million) over the next few years, if necessary.

SEE TABLES

About New Oriental Energy & Chemical Corp.

New Oriental Energy & Chemical Corp., (NASDAQ:NOEC), is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Safe Harbor Statement

This press release may contain forward-looking statements concerning New Oriental Energy & Chemical Corp. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology or product techniques, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. New Oriental Energy & Chemical Corp. undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contacts:

Li Donglai
Chief Financial Officer
New Oriental Energy & Chemical Corp.
Xicheng Industrial Zone of Luoshan, Xinyang
Henan Province, The People's Republic of China
Tel: (011-86) 139-3764-6299

Ken Donenfeld
DGI Investor Relations
donfgroup@aol.com
kdonenfeld@dgiir.com
Ph: (212) 425-5700
Fax: (646) 381-9727

NEW ORIENTAL ENERGY & CHEMICAL CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008

REVENUES	$8,770,449	$10,614,418	$24,704,321	$40,533,491

COST OF GOODS SOLD	(8,515,088)	(11,971,384)	(28,006,407)	(40,097,429)

GROSS PROFIT (LOSS)	255,361	(1,356,966)	(3,302,086)	436,062

General and administrative	622,722	546,822	1,829,231	1,996,928

Selling and distribution	367,075	367,424	914,635	928,534

Research and development	14,707	14,292	57,375	123,392

LOSS FROM OPERATIONS	(749,143)	(2,285,504)	(6,103,327)	(2,612,792)

OTHER INCOME (EXPENSES)

Interest expense, net	(597,012)	(485,891)	(1,484,457)	(897,869)

Government grants	-	501,622	-	1,490,489

Other income (expenses), net	10,551	-	13,300	(33,418)

LOSS BEFORE INCOME TAXES	(1,335,604)	(2,269,773)	(7,574,484)	(2,053,590)

INCOME TAX (EXPENSE) BENEFIT	(280,804)	138,946	(366,438)	195,324

NET LOSS	(1,616,408)	(2,130,827)	(7,940,922)	(1,858,266)

OTHER COMPREHENSIVE INCOME

Foreign currency translation gain	18,681	73,288	8,255	478,332

OTHER COMPREHENSIVE INCOME	18,681	73,288	8,255	478,332

COMPREHENSIVE LOSS	$(1,597,727)	$(2,057,539)	$(7,932,667)	$(1,379,934)

WEIGHTED AVERAGE SHARES OUTSTANDING, BASIC AND DILUTED	12,640,000	12,640,000	12,640,000	12,640,000

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.13)	$(0.17)	$(0.63)	$(0.15)